UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Radiation Therapy Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RADIATION THERAPY SERVICES, INC.

2234 Colonial Boulevard

Fort Myers, Florida 33907

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Radiation Therapy Services, Inc., a Florida corporation. The meeting will be held on May 6, 2005 at 10:00 a.m., local time, at our headquarters, located at 2234 Colonial Boulevard, Fort Myers, Florida 33907.

The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting, which includes the election of three directors and a proposal to ratify the appointment of our independent registered public accounting firm. We will also report on our progress and matters of current interest.

Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, or instruct us by telephone or via the Internet as to how you would like to vote your shares. Returning your proxy card will not prevent you from voting in person at the meeting if you are present and choose to do so.

We look forward to your attendance at the meeting.

Cordially,

Daniel E. Dosoretz, M.D.

President and Chief Executive Officer

April 1, 2005

RADIATION THERAPY SERVICES, INC.

2234 Colonial Boulevard

Fort Myers, Florida 33907

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2005

The 2005 annual meeting of shareholders of Radiation Therapy Services, Inc., a Florida corporation will be held on May 6, 2005, beginning at 10:00 a.m. local time, at our headquarters, located at 2234 Colonial Boulevard, Fort Myers, Florida 33907 for the following purposes:

1.	To elect three directors to serve on our board of directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the matters to be acted upon at the meeting. Our Annual Report on Form 10-K for the year ended December 31, 2004 is also enclosed. March 11, 2005 has been fixed as the record date for shareholders entitled to vote at the meeting, and only holders of record of our common stock at the close of business on that day will be entitled to receive notice of, and to vote at, the meeting. Each outstanding share of common stock is entitled to one vote on all matters to be voted on at the meeting.

All shareholders are cordially invited to attend the meeting. It is important that your shares be represented and voted at the meeting. You can vote your shares by proxy by using one of the following methods: mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose, or vote by telephone or the Internet using the instructions on the enclosed proxy card. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the annual meeting of shareholders. Any shareholder present at the meeting may withdraw his or her proxy and vote personally on any matter brought before the meeting.

If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you may not vote your shares in person at the meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the meeting.

Please note that attendance at the meeting will be limited to shareholders as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the meeting your bank or brokerage statement evidencing your beneficial ownership of our stock.

BY ORDER OF THE BOARD OF DIRECTORS

James H. Rubenstein, M.D.

Secretary

Fort Myers, Florida

April 1, 2005

RADIATION THERAPY SERVICES, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2005

This proxy statement is first being mailed on or about April 1, 2005 to all of the holders of shares of the common stock of Radiation Therapy Services, Inc., a Florida corporation (“RTS,” “we,” “us” or the “company”), in connection with the solicitation by our board of directors of proxies in the enclosed form to be used at the annual meeting of shareholders to be held on May 6, 2005 beginning at 10:00 a.m., local time, at our headquarters, located at 2234 Colonial Boulevard, Fort Myers, Florida 33907, and at any adjournment or postponement thereof, pursuant to the accompanying notice of annual meeting.

Our principal executive offices are located at 2234 Colonial Boulevard, Fort Myers, Florida 33907 and our telephone number is (239) 931-7275. A list of shareholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, our shareholders will be asked to:

1.	Elect three directors, each for a term of three years; and

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Shareholders also will transact any other business that may properly come before the meeting. Members of our management team and representatives of Ernst & Young LLP, our independent registered public accounting firm, will be present at the meeting to respond to appropriate questions from shareholders.

Who is entitled to vote?

The record date for the meeting is March 11, 2005. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is our common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 22,637,772 shares of our common stock outstanding.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of a non-discretionary item, your shares will be considered “broker non-votes” on that proposal.

As the beneficial owner of shares, you are invited to attend the annual meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Who can attend the annual meeting?

All Radiation Therapy Services, Inc. shareholders may attend the annual meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

What does it mean if I receive more than one proxy card?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

How do I vote?

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If your shares are held in street name, you may be able to vote your shares electronically by telephone or on the Internet. A large number of banks and brokerage firms participate in a program provided through ADP Investor Communications Services that offers telephone and Internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in the ADP program, you may vote those shares electronically by telephone or on the Internet by following the instructions set forth on the voting form provided to you.

If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a proxy form from their record holder.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•	by signing another proxy with a later date; or

•	if you are a registered shareholder, by giving written notice of such revocation to the Secretary of the Company prior to or at the meeting or by voting in person at the meeting.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the meeting.

Who will count the votes?

Our transfer agent, Wachovia Bank, National Association, will tabulate and certify the votes. A representative of the transfer agent will serve as an inspector of election.

How does the board of directors recommend I vote on the proposals?

Your board recommends that you vote:

•	FOR the election of the three nominees to the board of directors; and

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the three nominees to the board of directors; and

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees as directors. This means that the three nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will note your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of our independent registered public accounting firm?

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How will abstentions be treated?

Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote, so they will not affect the outcome of any proposal.

Where can I find the voting results of the annual meeting?

We plan to announce preliminary voting results at the annual meeting and to publish final results in our Quarterly Report on SEC Form 10-Q for the quarter ended June 30, 2005.

Will I receive a copy of the annual report?

We have mailed you our Annual Report on Form 10-K for the year ended December 31, 2004 with this Proxy Statement. You can also obtain a copy by writing to us at 2234 Colonial Boulevard, Fort Myers, Florida 33907 or by accessing the Securities and Exchange Commission’s EDGAR database at www.sec.gov. Our annual report is not incorporated into this proxy statement and is not considered proxy soliciting material.

Who pays for solicitation of the proxy?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted herewith, will be paid for by us. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone, mail or other means, for which no compensation will be paid other than their regular salary or other usual compensation. Arrangements also will be made as appropriate with banks and brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such persons, and we will, upon request, reimburse said persons for their reasonable expenses in so doing.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class are elected for three-year terms at the annual meeting of shareholders in the year in which such term expires. Each director’s term is subject to the election and qualification of their respective successor, or their earlier death, resignation or removal. The term of office of three of our current Class I members, Michael J. Katin, M.D., Ronald E. Inge, and James Charles Weeks will expire at the meeting and all are nominees for election to the board. The board of directors recommends that these nominees be elected at the meeting to hold office until our annual meeting of shareholders in 2008 and until their successor shall be duly elected and qualified or until their earlier death, resignation or removal. Each of the nominees has consented to being named in this proxy statement and to serve if elected. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.

Directors are elected by a plurality of the votes cast. Shares may not be voted cumulatively. Proxies cannot be voted for a greater number of persons than the number of nominees named. Shares represented by the accompanying proxy will be voted for the election of the nine nominees recommended by the board of directors, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. Votes withheld and broker non-votes are not counted toward a nominee’s total. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 1, THE ELECTION OF MICHAEL J. KATIN, M.D., RONALD E. INGE AND JAMES CHARLES WEEKS, THE THREE NOMINEES FOR DIRECTOR.

Information regarding Nominees for Director:

Nominees for Election of Class I Directors for a Three-Year Term

Expiring at the 2008 Annual Meeting

Nominee	Age	Position with the Company
Michael J. Katin, M.D.	56	Director, Physician and Nominee

Ronald E. Inge	48	Director and Nominee

James Charles Weeks	62	Director and Nominee

Michael J. Katin, M.D., F.A.C.P., F.A.C.R., is one of our founders and has served as a director since 1988. Dr. Katin is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Prior to joining us, Dr. Katin served as a clinical instructor in medicine at the State University of New York, Buffalo, School of Medicine and as a clinical fellow in Radiation Therapy at Harvard Medical School. He graduated from the University of Pennsylvania Medical School. He completed an internal medicine residency at Lankenau Hospital in Philadelphia, subspecialized in Medical Oncology and Hematology with fellowships at Roswell Park Memorial Institute in Buffalo, New York, and the National Cancer Institute of the National Institutes of Health, Bethesda, Maryland and later completed a residency in Radiation Medicine at the Massachusetts General Hospital. Dr. Katin is board certified in Therapeutic Radiology by the American Board of Radiology and is board certified by the American Board of Medicine in Internal Medicine and in the subspecialties of Medical Oncology, Hematology and Geriatric Medicine.

Ronald E. Inge, has served as an independent member of our board of directors since the completion of our June 2004 initial public offering. Since September 2003, Mr. Inge has served as Chief Operations Officer of Land Solutions, Inc. and President of Development Solutions, Inc., two related real estate entities engaged in real estate development. Mr. Inge has also served as President of Inge & Associates, Inc., a mining and real estate consulting firm, since February 2002. From June 1999 to November 2002 Mr. Inge served as Vice President—Business Development, South Florida for Florida Rock Industries, Inc., an NYSE-listed construction materials company. From October 1981 to November 2002 he served as Executive Vice President of Harper Bros., Inc., which was acquired by Florida Rock Industries, Inc. in June 1999. Mr. Inge served as Tax and Audit Supervisor for Coopers & Lybrand, Certified Public Accountants, from July 1978 to September 1981. Mr. Inge is a Certified Public Accountant in Florida and received his Bachelor of Business Administration degree from Stetson University.

James Charles Weeks, has served as an independent member of our board of directors since August 2004. Mr. Weeks has had a 37-year career in publishing. Most recently, he served as President and Chief Operating Officer of The New York Times Regional Newspaper Group until his retirement in January 2000. In that capacity, he was responsible for the operations of 28 newspapers in 10 states. Prior to that, he was Executive Vice President of The New York Times Regional Newspaper Group and the Director of Newspaper Acquisitions for The New York Times Company. Mr. Weeks has also held the position of Publisher at two regional newspapers, the Press Democrat in Santa Rosa, California and the Star News in Wilmington, North Carolina. Mr. Weeks holds a Bachelor of Science degree from The University of Florida and is a graduate of the Program for Management Development at the Harvard Business School.

Information Regarding Directors Continuing in Office:

Class II Directors Continuing in Office

Whose Terms Expire at the 2006 Annual Meeting

Name	Age	Position with the Company
James H. Rubenstein, M.D.	50	Medical Director, Physician, Secretary and Director

Herbert F. Dorsett	71	Director

Leo Doerr	64	Director

James H. Rubenstein, M.D., joined us in 1989 as a physician and has served as a director since 1993, as our Secretary since May 1998 and as our Medical Director since January 2004. Dr. Rubenstein is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Prior to joining us, Dr. Rubenstein was an Assistant Professor of Radiation Oncology at the University of Pennsylvania and later became Co-Director of the Radiation Oncology Residency Program. He also served as Chairman of the Department of Medicine for Columbia Regional Medical Center in Southwest Florida and became a Clinical Assistant Professor at the University of Miami School of Medicine’s Department of Radiology. He graduated from New York University

School of Medicine and completed his internship and residency in internal medicine at Beth Israel Hospital in Boston, at the same time working as an Assistant Instructor in internal medicine for Harvard University’s School of Medicine. He is board certified in Internal Medicine by the American Board of Internal Medicine and in Radiation Oncology by the American Board of Radiology.

Herbert F. Dorsett has served as an independent member of our board of directors since the completion of our June 2004 initial public offering. Since 2001 Mr. Dorsett has served as Director of Development of Harry Chapin Food Banks of Southwest Florida. From 1995 to 2001, Mr. Dorsett was a hospital consultant for Organizational Dimensions. Mr. Dorsett served as Chief Executive Officer of Kirskville Osteopathic Medical Center from 1993 to 1995 and from 1992 to 1993 he was Vice President, Corporate Development for Basic American Medical, Inc. Prior to such time he served as President of Southwest Florida Regional Medical Center for more than 10 years. Mr. Dorsett is a Diplomate of the American College of Healthcare Executives and was past chairperson of the Florida Hospital Association and the Florida League of Hospitals. Mr. Dorsett holds a Masters of Hospital Administration from Baylor University and a Bachelor of Music from Stetson University.

Leo Doerr has served as an independent member of our board of directors since January 2005. Mr. Doerr brings 40 years of banking and financial services experience to the board. He has served as Senior Vice President of Marketing and Support at SouthTrust Bank and Senior Vice President of Lending at the Banc of the Islands. Mr. Doerr was President and CEO of Heritage National Bank, as well as a founder and director of the bank. He has been a Director of the Florida Bankers Association, President of Community Bankers Association and a member of American Bankers Association. Mr. Doerr’s active involvement in his community includes service as Director of the National Multiple Sclerosis Society.

Class III Directors Continuing in Office Whose Terms

Expire at the 2007 Annual Meeting

Name	Age	Position with the Company
Howard Sheridan, M.D.	60	Chairman of the Board

Daniel E. Dosoretz, M.D.	52	President, Chief Executive Officer, Physician and Director

Solomon Agin, D.D.	67	Director

Howard M. Sheridan, M.D., is one of our founders and has served as a director since 1988 and as Chairman of the Board since April 2004. Dr. Sheridan planned and developed our first radiation treatment center. Prior to joining us, Dr. Sheridan served as President of the medical staff at Southwest Florida Regional Medical Center as well as chairman of the Department of Radiology. Dr. Sheridan currently serves as Chairman of Edison Bancshares, Inc. He previously served on the Advisory Board of Southeast Bank, N.A., and also served as a founding Director and member of the Executive Compensation and Loan Committee of Heritage National Bank from 1989 until September 1996, when Heritage was acquired by SouthTrust Corporation. Dr. Sheridan has practiced interventional radiology and diagnostic radiology in Fort Myers, Florida from 1975 until accepting the chairmanship in April 2004. Dr. Sheridan is a member of the American Medical Association, the Florida Medical Association, and the American College of Radiology. He graduated from Tulane Medical School and completed his residency at the University of Colorado Medical Center. Dr. Sheridan is board certified by the American Board of Radiology and the American Board of Nuclear Medicine.

Daniel E. Dosoretz, M.D., F.A.C.R., F.A.C.R.O., is one of our founders and has served as a director since 1988 and as our President and Chief Executive Officer since April 1997. Dr. Dosoretz is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Prior to joining us, Dr. Dosoretz served as attending physician at the Massachusetts General Hospital. He also was an Instructor and Assistant Professor of Radiation Medicine at Harvard Medical School and Research Fellow of the American Cancer Society. Upon moving to Fort Myers, Florida, he was appointed to the Clinical Faculty as Associate Professor at the University

of Miami School of Medicine. He also has been a visiting Professor at Duke University Medical School. Dr. Dosoretz graduated from the University of Buenos Aires School of Medicine and served his residency in Radiation Oncology at the Department of Radiation Medicine at the Massachusetts General Hospital, Harvard Medical School, where he was selected Chief Resident of the department. Dr. Dosoretz is board certified in Therapeutic Radiology by the American Board of Radiology. He is a Fellow of the American College of Radiation Oncology and of the American College of Radiology and is a member of the International Stereotactic Radiosurgery Society, the American Society for Therapeutic Radiology and Oncology and the American Society of Clinical Oncology.

Solomon Agin D.D., has served as an independent member of our board of directors since January 2005. Rabbi Agin brings over 30 years of community and congregational leadership in humanitarian, healthcare, and religious activities to the board. He has numerous certifications in grief and trauma counseling, and has served as chaplain, guest lecturer, and staff instructor at hospitals in Florida and Missouri. His distinguished record of healthcare service continues with the Southwest Florida AIDS Task Force, Institutional Review Board and Cancer Committee of Southwest Regional Medical Center, the National Association of Jewish Chaplains Board and as chaplain and consultant for Hospice of Southwest Florida and Sarasota, Florida. Rabbi Agin was committee member and chairperson of the Florida Advisory Committee, United States Commission on Civil Rights for many years. He is past president of the Southeast Association Central Conference of American Rabbis. Degrees and awards throughout his career include an honorary doctorate of divinity from Hebrew Union College.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

As of the date of this proxy statement our board had nine directors with no vacancies and the following three standing committees each of which were established at the time of our June 2004 initial public offering: 1) the audit committee, (2) the compensation committee, and (3) the nominating committee. During 2004, the public company board held 4 meetings and each director attended at least 75% of all board and applicable committee meetings. While we have no specific policy requiring attendance at the annual meeting of shareholders by board members, such attendance is expected.

The following table shows the current membership of each board committee and the number of meetings held by each committee in 2004:

Name of Director	Board	Audit Committee	Compensation Committee	Nominating Committee
Non-Employee Directors:

Herbert F. Dorsett	X	X	X	X

Ronald E. Inge	X	X	X	X

James Charles Weeks	X	X	X

Leo Doerr (1)	X

Solomon Agin (1)	X

Employee Directors:

Howard Sheridan, M.D.	X

Daniel E. Dosoretz, M.D.	X			X

James H. Rubenstein, M.D.	X

Michael J. Katin, M.D.	X

Total Number of Meetings in 2004	4	5	0	0

(1)	Appointed to the board on January 3, 2005.

We are required to comply with the listing standards of Nasdaq in order to maintain the listing of our common stock on the Nasdaq National Market including corporate governance rules. As required under the Nasdaq rules, our board of directors is composed of a majority of independent directors.

As the date of this proxy statement, the board of directors has determined that directors Dorsett, Inge, Weeks, Doerr and Agin each satisfy the “independence” requirements of the applicable Nasdaq Rules and Securities and Exchange Commission Regulations.

Audit Committee

The audit committee is currently composed of directors Dorsett, Inge and Weeks. Our audit committee is responsible for monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and the independence and performance of our internal and external auditors.

The board of directors has designated director Ronald E. Inge as the audit committee “financial expert.” The board of directors adopted an Audit Committee Charter, a copy of which is included as Annex A to this proxy statement and is posted on our website at www.rtsx.com.

Compensation Committee

The compensation committee currently consists of directors Dorsett, Inge and Weeks. The board of directors has determined that for purpose of serving on the compensation committee each of these directors satisfy the “independence” requirements of the applicable Nasdaq Rules. Our compensation committee establishes, reviews and approves our compensation programs, including administering our existing stock option plans, and sets salaries and bonuses for our officers and certain other salaried employees.

Nominating Committee

Our nominating committee recommends qualified candidates for election to our board of directors and evaluate and review the performance of existing directors. The nominating committee currently consists of directors Dorsett, Inge and Dosoretz. The nominating committee has the authority to recommend director nominees for selection by the board of directors. Board candidates are generally considered based on various criteria, including business experience, industry experience, financial background, breadth of knowledge about issues affecting us, time available for meetings and consultation regarding matters affecting us, and other factors deemed relevant under the circumstances. We have adopted a Nominating Committee Charter, a copy of which is posted on our website at www.rtsx.com.

We have not received director candidate recommendations for the annual meeting from our shareholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by board members are evaluated. We do not intend to treat shareholder recommendations in any manner different from other recommendations.

Communications with the Board and Audit Committee

Shareholders may send communications to the whole board or any of its members by sending such communications to us, c/o Secretary at 2234 Colonial Boulevard, Fort Myers, Florida 33907. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be forwarded to the board or specific members of the board as directed in the shareholder communication.

The audit committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. The Audit Committee Complaint Procedures for Accounting and related matters is available on our website at www.rtsx.com.

Corporate Governance Policies

We have adopted a written code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission. Our Code of Ethics for Principal Executive Officer and Senior Financial Officers is available on our website at www.rtsx.com.

DIRECTOR COMPENSATION

We do not pay separate director’s compensation to our employee directors, but we do have other compensatory arrangements with them other than for director services which are described in the sections of this proxy statement captioned “Executive Compensation” and “Certain Relationships and Related Party Transactions”. We compensate our independent directors in connection with their services on our board of directors as follows:

•	personal attendance at board meetings—$5,000 per meeting.

•	telephonic attendance at board meetings—$4,000 per meeting.

•	personal attendance at committee meetings—$3,000 per meeting.

•	telephonic attendance at committee meetings—$2,000 per meeting.

Director Compensation for 2004

Name of Director	Cash Compensation
Herbert F. Dorsett	$27,000
Ronald E. Inge	$27,000
James Charles Weeks	$11,000

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Sarbanes-Oxley Act of 2002 requires the audit committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Ernst & Young LLP has audited our financial statements for the fiscal years ending December 31, 2004 and 2003. For fiscal year ending December 31, 2005, the audit committee expects to appoint Ernst & Young LLP as our independent registered public accounting firm prior to the date of the annual meeting.

Representatives of Ernst & Young LLP will be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.

Shareholders are not required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the appointment to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Ernst & Young LLP, the audit committee may reconsider whether or not to retain Ernst & Young LLP.

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the meeting is necessary for approval of the ratification of Ernst & Young LLP. On this matter, abstentions are treated as being entitled to vote and broker non-votes are treated as not being entitled to vote at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT AND RELATED FEES

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our financial statements for the years ended December 31, 2004 and December 31, 2003, and fees for other services rendered by Ernst & Young LLP during those periods.

Type of Fees	2004	2003
Audit Fees (1)	$656,636	$191,033
Audit-Related Fees (2)	8,500	—
Tax Fees (3)	6,975	9,800
All Other Fees (4)	36,173	10,809

Total	$708,284	$211,642

(1)	Audit Fees—These are fees for professional services performed by Ernst & Young LLP for the audit of our 2004 and 2003 annual financial statements and review of financial statements included in our 10-Q filings, professional services performed in connection with our registration statements, comfort letters associated with our initial public offering, and services that are normally provided in connection with statutory and regulatory filings or engagements. The 2004 fees include $419,000 for professional services associated with our initial public offering.

(2)	Audit-Related Fees—These are fees billed to us for assurance and related services performed by Ernst & Young LLP in 2004 and 2003 that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees—These are fees billed to us for professional services performed by Ernst & Young LLP in 2004 and 2003 with respect to tax advice and tax planning.

(4)	All Other Fees—These are fees billed to us for other permissible work performed by Ernst & Young LLP in 2004 and 2003 that does not meet the above category descriptions.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that the non-audit services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee approves in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The audit committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence and has pre-approved certain specified audit and non-audit services to be provided by Ernst & Young LLP for up to twelve (12) months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the audit committee for its consideration.

THE AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

The audit committee of the board of directors currently consists of directors Dorsett, Inge and Weeks, all of whom are non-employee independent directors. The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2004, and the notes thereto.

Review with Management

The audit committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2004, and the notes thereto. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Review and Discussions with Independent Accountants

The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the conduct of the audit of our financial statements.

The audit committee has also received and reviewed written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1 and has discussed with Ernst & Young LLP their independence from us.

Conclusion

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

SUBMITTED BY AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Herbert F. Dorsett (Chair)

Ronald E. Inge

James Charles Weeks

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2005 by:

•	each person that beneficially owns more than 5.0% of our outstanding common stock;

•	each of our directors and executive officers identified in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, and to our knowledge, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to applicable community property laws. Unless otherwise noted in the footnotes, the address for each shareholder is c/o Radiation Therapy Services, Inc., 2234 Colonial Boulevard, Fort Myers, Florida 33907.

Beneficial Owners	Number of Shares	Percent
Directors and Officers
Howard M. Sheridan, M.D. (1)	2,201,859	9.7%
Daniel E. Dosoretz, M.D. (2)	3,765,777	16.7
James H. Rubenstein, M.D. (3)	2,797,929	12.4
Michael J. Katin, M.D. (4)	2,623,315	11.6
Herbert F. Dorsett	—	—
Ronald E. Inge	—	—
James Charles Weeks	1,000	*
Leo Doerr	—	—
Solomon Agin	—	—
David M. Koeninger	148,000	*
Joseph Biscardi	54,900	*
All directors and executive officers as a group (11 persons)	11,592,780	51.3%
Others
TimesSquare Capital Management, LLC (5) Four Times Square, 25th Floor New York, NY 10036	1,136,900	5.0%

*	Less than 1.0% of the outstanding common stock.

(1)	Includes 1,100,930 shares which his wife has sole voting and investment power.

(2)	Includes 1,882,889 shares which his wife has sole voting and investment power.

(3)	Includes 1,399,150 shares which his wife has sole voting and investment power.

(4)	Includes 1,278,210 shares which his wife has sole voting and investment power.

(5)	This information is based solely on a Schedule 13G/A filed by TimesSquare Capital Management, LLC with the Securities and Exchange Commission on February 11, 2005. TimesSquare Capital Management, LLC is an investment advisor that has sole voting power as to 914,300 of the shares and sole dispositive power for all of the shares beneficially owned.

MANAGEMENT

Executive Officers

Our current executive officers are as follows:

Name	Age	Position

Howard M. Sheridan, M.D.	60	Chairman of the Board

Daniel E. Dosoretz, M.D.	52	President, Chief Executive Officer, Physician and Director

James H. Rubenstein, M.D.	50	Medical Director, Physician, Secretary and Director

David M. Koeninger	51	Executive Vice President and Chief Financial Officer

Joseph Biscardi	36	Corporate Controller and Chief Accounting Officer

The biographies of Drs. Sheridan, Dosoretz and Rubenstein are included above with those of the other members of the board of directors.

David M. Koeninger has served as Chief Financial Officer since 1998 and Vice President from 1998 until 2000, and as Executive Vice President since 2000. Prior to joining us, Mr. Koeninger had served since 1986 in various management and executive positions with Anthem Blue Cross Blue Shield, a Cincinnati, Ohio-based health insurance company, including Vice President and Corporate Controller; Vice President, Finance, National Business Division; and Vice President, National Business Division. From 1976-1986, Mr. Koeninger was with Ernst & Young LLP. Mr. Koeninger is a Certified Public Accountant in Kentucky and is a member of the Financial Executives International and Healthcare Financial Management Association.

Joseph Biscardi, joined us in 1997 as our Corporate Controller and Chief Accounting Officer. Prior to joining us, Mr. Biscardi worked for PricewaterhouseCoopers, LLP from 1993 to 1997. He is a Certified Public Accountant in New York.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation earned for services rendered to us in all capacities for the fiscal years ended December 31, 2004, 2003 and 2002 by our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2004 (the “Named Officers”).

	Annual Compensation			All Other Compensation(3)
Name and Principal Position	Year	Salary	Bonus
Howard M. Sheridan, M.D. Chairman	2004 2003 2002	$443,937 564,800 458,900	$81,000 196,467 166,126	$	— — —

Daniel E. Dosoretz, M.D. (1) President, Chief Executive Officer, Physician and Director	2004 2003 2002	1,034,619 1,100,008 950,000	678,971 889,613 661,433		4,100 4,000 4,000

James H. Rubenstein, M.D. (2) Medical Director, Secretary, Physician and Director	2004 2003 2002	1,034,619 1,100,008 950,000	334,744 537,613 352,175		4,100 4,000 4,000

David M. Koeninger Executive Vice President, Chief Financial Officer	2004 2003 2002	386,075 341,380 296,875	608,413 566,314 392,101		4,100 4,000 4,000

Joseph Biscardi Corporate Controller and Chief Accounting Officer	2004 2003 2002	157,167 148,643 127,926	82,856 55,258 45,667		4,100 4,000 4,000

(1)	Salary amount includes $450,000 in 2004 for medical services rendered as a physician on behalf of our wholly-owned subsidiary, 21st Century Oncology, Inc. pursuant to a Physician Employment Agreement. Prior employment agreements combined the compensation for executive and physician duties.

(2)	Salary amount includes $450,000 in 2004 for medical services rendered as a physician on behalf of our wholly-owned subsidiary, 21st Century Oncology, Inc. pursuant to a Physician Employment Agreement. Prior employment agreements combined the compensation for executive and physician duties.

(3)	Amounts indicated represent 401(k) plan matching contributions paid by us for these executives for each of the periods presented.

Option Grants in Last Fiscal Year

The following table sets forth grants of options to purchase shares of our common stock during the fiscal year ended December 31, 2004 to each of the Named Officers. In accordance with SEC rules and regulations, the following table also sets forth in columns (f) and (g) “hypothetical” gains based on assumed annual compound appreciation rates of 5% and 10% from the date of the option grant to the end of the 10 year option term. These hypothetical rates do not represent our estimate or projection of our future stock prices and we cannot assure you that our stock prices will appreciate.

Individual Grants					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
Name (a)	Number of Securities Underlying Options Granted (#) (b)	Percent Of Total Options Granted to Employees In Fiscal Year (c)	Exercise Price ($/Sh) (d)	Expiration Date (e)	5% ($) (f)	10% ($) (g)
Howard M. Sheridan, M.D. Chairman	50,000	3.3%	$13	6/21/2014	$408,782	$1,035,933

Daniel E. Dosoretz, M.D. President, Chief Executive Officer, Physician and Director	600,000	39.2%	$13	6/21/2014	$4,905,378	$12,431,191

James H. Rubenstein, M.D. Medical Director, Secretary, Physician and Director	300,000	19.6%	$13	6/21/2014	$2,452,689	$6,215,596

David M. Koeninger Executive Vice President, Chief Financial Officer	150,000	9.8%	$13	6/21/2014	$1,226,345	$3,107,798

Joseph Biscardi Corporate Controller and Chief Accounting Officer	30,000	2.0%	$13	6/21/2014	$245,269	$621,560

Aggregated Option Exercises in Last Year and Year-End Values

The following table sets forth information with respect to the aggregate stock option exercises by Named Officers during 2004 and the year-end value of unexercised options held by the Named Officers:

	Shares Acquired On Exercise	Value Realized (1)	Number of Options at Year End		Value of In-The-Money Options at Year End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Howard M. Sheridan, M.D.	—	—	—	50,000	—	$200,000
Daniel E. Dosoretz, M.D.	—	—	—	600,000	—	$2,400,000
James H. Rubenstein, M.D.	—	—	—	300,000	—	$1,200,000
David M. Koeninger	64,050	$639,860	—	150,000	—	$600,000
Joseph Biscardi	18,300	$202,947	—	30,000	—	$120,000

(1)	The value realized is based upon the difference between the market price of the shares purchased on the exercise date (or the initial public offering price of $13 if exercised prior to IPO) and the exercise price times the number of shares covered by the exercised options.

Equity Compensation Plan Information

Equity Compensation Table. We maintain a 1997 stock option plan and a 2004 stock incentive plan adopted by our board of directors and approved by our shareholders prior to our initial public offering. We do not have any equity compensation plans that have not been approved by our shareholders. The following table sets forth information as of December 31, 2004, with respect to our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity Compensation Plans Approved by Shareholders

1997 and 2004 stock incentive plans	2,495,563	$10.00	1,390,312

Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

Employment Contracts and Change in Control Arrangements.

Employment Agreement with Drs. Dosoretz and Rubenstein. We have both an executive employment agreement and a physician employment agreement as of April 2004 with Dr. Dosoretz, our President and Chief Executive Officer and Dr. Rubenstein, our Medical Director and Secretary. Each agreement is for a three-year term, which renews automatically for successive two-year terms unless 120 days prior notice is given by either party. The executive agreements each provide for an annual base salary of not less than $450,000 and contemplate that the executives will devote approximately 60.0% of their time to duties under the executive agreements. The physician agreements provide for an annual base salary of $450,000. If a physician agreement is terminated but the executive agreement is not, the annual base salary under the latter agreement will be increased to $900,000. Conversely, if an executive agreement is terminated, but the physician agreement is not, the annual base salary under the physician agreement will be increased to $900,000. Drs. Dosoretz and Rubenstein are eligible to receive quarterly bonuses under our performance-based bonus plan. Drs. Dosoretz and Rubenstein received option grants to purchase 600,000 and 300,000 shares of our common stock, respectively, at a price per share equal to the initial public offering price of $13. The options vest over a three-year period. The agreements also provide for other benefits including the right to participate in fringe benefits plans, vacation and reimbursement of business expenses.

The executive agreements and physician agreements restrict Drs. Dosoretz and Rubenstein from competing with us during the term of the agreement and for two years thereafter:

•	as an executive, in any state or state adjacent to a state where one of our treatment centers or other businesses is located; and

•	as a physician at any hospital in which our physician providers regularly admit patients, within any county in which we operate a treatment center, or within 25 miles of any one of our treatment centers.

If the executive employment agreement is terminated involuntarily other than for (i) cause, (ii) upon death or disability or (iii) upon voluntary termination by executive, the executive will be entitled to:

•	receive a series of monthly payments for a period of 36 months equal to one-twelfth of the executive’s current annual base salary plus the sum of the executive’s most recent four quarterly bonus payments; and

•	continue to participate in all benefit and insurance plans for a period of one year at our expense.

If the termination is for disability the executive will be entitled to receive a series of monthly payments equal to one-twelfth the executive’s current annual base salary until the earlier of (i) executive’s return to active employment, (ii) the end of the term of the executive employment agreement or (iii) 24 months.

Employment Agreement with Dr. Sheridan. We have entered into an Employment Agreement with our Chairman, Dr. Howard Sheridan, which commenced on June 21, 2004, the date of our initial public offering. In addition to serving as our Chairman, Dr. Sheridan will provide corporate executive services and support under the agreement including strategic planning, evaluating suitable mergers and acquisitions and other services related to our growth and development. The agreement is for a period of three years which renews automatically for successive one year terms unless 120 days prior notice is given by either party. Dr. Sheridan will receive an annual base compensation of not less than $300,000 under the agreement, will be eligible to receive bonuses and received options to purchase 50,000 shares of our common stock at an exercise price equal to the initial public offering price of $13 per share for his corporate executive services and support.

Employment Agreement with David M. Koeninger. We have entered into an employment agreement with Mr. Koeninger, our Executive Vice President and Chief Financial officer, which is substantially similar to the executive employment agreements of Drs. Dosoretz and Rubenstein except as follows:

•	there is no physician employment agreement

•	an initial annual base salary of not less than $400,000; and

•	the option grant is for 150,000 shares.

•	The involuntary termination payments are for a period of 18 months.

Employment Agreement with Joseph Biscardi. We have entered into a written employment agreement as of April 2004 with Joseph Biscardi, our Controller and Chief Accounting Officer. The employment agreement is for a three-year term, which renews automatically for successive one-year terms unless 120 days prior notice is given by either party. The employment agreement provides for a base salary of not less than $150,000 and Mr. Biscardi is also eligible for an annual bonus of up to 25% of his base salary based on various objective financial goals to be agreed to annually by the Company’s Chief Financial Officer and Mr. Biscardi. Mr. Biscardi received option grants to purchase 30,000 shares of our common stock at an exercise price equal to the initial public offering price of $13 per share. The options will vest over a three-year period. A covenant not to compete against us during the term of the employment agreement and for two years thereafter is part of the agreement. If the employment agreement is terminated other than for (i) cause, (ii) upon death or disability or (iii) upon voluntary termination by Mr. Biscardi, he will be entitled to receive the equivalent of his most recent annual compensation payable in 12 equal monthly payments.

Change in Control Arrangements. Each of the employment agreements with our executive officers described above contain change in control provisions. Upon a change in control, each of the executive officers will receive accelerated vesting of their stock options. In the event employment with us is terminated for certain reasons during the 12-month period prior to or 6-month period following the change in control, Drs. Dosoretz and Rubenstein and Mr. Koeninger will receive a lump sum severance payment equal to 250% of his then current annual base salary and the annual bonus paid to the executive in the previous year. If the change in control occurs and such executive continues in his position, such executive’s then current annual base salary and bonus will automatically be increased by 150% for the greater of the remaining term of his employment agreement or 2 to 3 years in lieu of the severance payment described above.

Compensation Committee Interlocks and Insider Participation.

The compensation committee is composed of directors Herbert F. Dorsett, Ronald E. Inge and James Charles Weeks, none of whom are or have ever been our officer or employee. During 2004, no executive officer of RTS served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or our other directors are affiliated.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Administrative Services Agreements

In Maryland, Nevada, New York and North Carolina, we have administrative services agreements with professional corporations owned by certain of our directors, officers and principal shareholders, who are licensed to practice medicine in such states. We have entered into these administrative services agreements in order to comply with the laws of such states which prohibit us from employing physicians. Our administrative services agreements generally obligate us to provide treatment center facilities, staff and equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting and assistance in marketing services. Terms of the agreements are typically 20-25 years. We receive a monthly fixed fee for our services. Our Chairman, Howard M. Sheridan, M.D., our Chief Executive Officer and President, Daniel E. Dosoretz, M.D., our Medical Director, James H. Rubenstein, M.D., and a director, Michael J. Katin, M.D., own interests in these professional corporations ranging from 0% to 100.0%. The administrative services fees paid to us by such professional corporations under the administrative services agreements were approximately $30.4 million in 2004. We engaged in independent consultant to complete a fair market value review of the fees paid by related party professional service corporations to the Company under the terms of these agreements. The consulting firm completed a review of 2004 fees under these agreements and determined that the fees are at fair market value. Independent consultants will be utilized by the Company’s audit committee in determining fair market fees upon any renewal or new administrative services agreements with affiliates.

Lease Arrangements with Entities Owned by Related Parties

We lease certain of our treatment centers and other properties from related parties. We have entered into various lease arrangements with entities owned by Drs. Sheridan, Dosoretz, Rubenstein and Katin, and certain of our shareholders and employees. Their ownership interests in these entities range from 0% to 100%. These related party leases have expiration dates through May 31, 2016 and provide for annual lease payments ranging from approximately $30,000 to $401,000. The aggregate lease payments we made to the entities owned by these related parties were approximately $2,672,000 in 2004. The rents were determined on the basis of the debt service incurred by the entities and a return on the equity component of the project’s funding. Prior to completing our initial public offering in June 2004, we engaged an independent consultant to complete a fair market rent analysis for the real estate leases with these entities. The consultant determined that, with one exception, the rents are at fair market value. We negotiated a rent reduction for the one exception to bring it to fair market value as determined by the consultant. In the future an independent consultant will be utilized to assist the Company’s audit committee in determining fair market rental for any renewal or new rental arrangements with any affiliated party.

In October 1999, we entered into a sublease arrangement with a partnership which is owned by certain of our shareholders to lease space to the partnership for an MRI center in Mount Kisco, New York. Sublease rentals paid by the partnership to us were approximately $528,000 during 2004.

Indebtedness with Related Parties

We provide funds to MRSJ, Inc., a provider of diagnostic imaging services, which is also owned by certain of our directors, officers, principal shareholders, shareholders and employees. The funds are for start-up costs and monthly charges for the allocated costs of our staff who perform services on behalf of MRSJ, Inc. Drs. Sheridan, Dosoretz, Katin and Rubenstein each own a 12.5% interest in MRSJ, Inc. At December 31, 2004, MRSJ, Inc. was indebted to us in the amount of $18,000. Interest is not charged on the balance. As of the date of our June 2004 initial public offering, we did not make any further loans to MRSJ, Inc.

We provided funds to certain land partnerships and Devoto Construction, Inc., a general contractor, which was also owned by certain of our directors, officers, principal shareholders, shareholders and employees. Drs. Sheridan, Dosoretz, Rubenstein and Katin each owned an 11.1% interest in Devoto Construction, Inc. The land partnerships were indebted to us in the amount of $140,000 at December 31, 2004. We also made payments of $258,000 in 2004 to Devoto Construction, Inc. for remodeling of our treatment centers. Simultaneously with the closing of our initial public offering, we acquired the assets of Devoto Construction, Inc. for an aggregate purchase price of $3,528,000, which we paid in the form of our common stock based on the initial public offering price. The aggregate amount of shares of our common stock we issued in connection with this purchase was 271,385 shares.

Promissory Notes

In 2004, we were indebted to certain of our directors, officers, principal shareholders and their relatives, and certain entities in which they own an interest. We repaid in full the outstanding aggregate amount of $2,323,740 due under these promissory notes, detailed below, from the net proceeds of our initial public offering.

Dr. Sheridan held promissory notes in the principal amount of $345,608. The notes bore interest at the rate of 8.0% per annum and were due on demand.

Mildred Sheridan, Dr. Sheridan’s mother, held a promissory note in the principal amount of $200,000, which bore interest at the prime rate (4.0% at December 31, 2003) and was due on demand.

Dr. Sheridan, as trustee under the will of his father, held promissory notes in the principal amounts of $99,000 and $80,000, respectively, which bore interest at the prime rate and were due on demand.

Natalie Driggers, Dr. Sheridan’s wife’s aunt, held promissory notes in the principal amounts of $100,000 and $90,000, respectively. The notes bore interest at the prime rate and were due on demand.

Dr. Dosoretz held promissory notes in the principal amount of $257,273, which bore interest at the rate of 8.0% per annum and were due on demand.

Dr. Katin, held promissory notes in the principal amount of $276,973. The notes bore interest at the rate of 8.0% per annum and were due on demand.

Dr. Rubenstein held promissory notes in the principal amount of $319,665. The notes bore interest at the rate of 8.0% per annum and were due on demand.

We do not plan on borrowing from any of our officers, directors or affiliates in the future.

Indemnification Agreements with Certain Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors.

Shareholders Agreement and Life Insurance

We and Drs. Sheridan, Dosoretz, Rubenstein and Katin entered into a shareholders agreement on October 4, 2000. This shareholders agreement was amended and restated on March 1, 2003. The amended and restated shareholders agreement imposed restrictions on share transfers and required us to purchase shares upon the death of a shareholder. In connection with this shareholders agreement we purchased term life insurance on the lives of Drs. Sheridan, Dosoretz, Rubenstein and Katin to provide cash in the event we elected to purchase their shares. The amounts we paid for such term insurance were $235,000 in 2004. Upon completion of our initial public offering, this shareholders agreement was terminated.

We purchased nuclear medical and pharmacological supplies from NUC-PHAR, Inc., a company which was partially owned by Drs. Sheridan (7.1%), Dosoretz (7.1%), Rubenstein (7.1%) and Katin (7.1%) until June 2004. Purchases by us from this company up to June 2004 were approximately $627,000.

Other Transactions

We currently contract with Radiology Regional Center, P.A., which was owned in part by Dr. Sheridan until early 2004, to provide PET scans to our patients. We reimburse Radiology Regional Center, P.A. for services, supplies, equipment and personnel to provide these services. Purchases by us from this company were approximately $240,000 for 2004.

We provide medical parts and equipment sales to radiation treatment centers in Argentina, Costa Rica and Guatemala, which are owned by a family member of Dr. Dosoretz. Sales of medical equipment to these radiation treatment centers were approximately $93,000 in 2004. Gain on the sale of the medical equipment was approximately $8,000 in 2004. Balances in accounts receivable were approximately $0 at December 31, 2004. In August 2000, we financed the purchase of a nucletron high-dose remote after loader by the Costa Rica operation. A $288,000 note, including an effective interest rate of 16.075% was taken in exchange for the equipment. The balance on this note as of December 31, 2004 was $0.

We provide billing and collection services to Riverhill MRI Specialists, P.C., a provider of medical services in New York which is owned by certain of our directors, officers, principal shareholders, shareholders and employees. Drs. Sheridan, Dosoretz, Katin and Rubenstein each own a 10.4% interest in Riverhill MRI Specialists, P.C. The fees paid to us by such professional corporation for the billing and collection services were approximately $258,000 for 2004.

In October 2003, we contracted with Batan Insurance Company SPC, LTD, a newly-formed entity, which is owned by Drs. Katin, Dosoretz, Rubenstein and Sheridan to provide us with malpractice insurance coverage. During 2003, we paid premium payments to Batan Insurance Company SPC, LTD of approximately $3,375,000 in the period ended December 31, 2004. In prior years, we obtained our insurance from a non-affiliated insurance company. The new insurance company is managed by AON Corporation, pursuant to a management agreement.

During 2004 we employed five family members of certain of our directors, officers and shareholders. The total compensation paid to such family members in 2004 was $518,173.

Dr. Katin is employed by us pursuant to a physician agreement. Compensation paid by us to Dr. Katin was $1,372,314 for the year ended December 31, 2004.

THE COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The compensation committee of the board of directors currently consists of directors Dorsett, Inge and Weeks, all of whom are non-employee independent directors of RTS. The compensation committee is responsible for assisting the board in executive compensation matters including the development of compensation levels with management input, reviewing the compensation of the company’s executives, including the chief executive officer, and making recommendations to the board for determination. RTS became a public company following its initial public offering on June 2004 and the compensation committee was formed shortly thereafter. Accordingly, the compensation committee had no role in the determination of compensation prior to the time of the initial public offering.

The compensation of our executive officers for the fiscal year 2004 was established by the board of directors prior to the initial public offering which board of directors included present members Drs. Sheridan, Dosoretz,

Rubenstein, and Katin and such compensation was contained in written employment agreements which are described elsewhere in this proxy statement. Notwithstanding the compensation committee’s non-involvement in the determination of executive compensation prior to the initial public offering, the compensation committee has evaluated and concluded that the executive compensation determined by the board of directors and paid by the company in the fiscal year 2004, including the chief executive officer’s compensation, was appropriate and reasonable considering factors such as their responsibilities, their individual performance, the success of the initial public offering and the company’s performance.

Compensation Policies

RTS’s executive compensation program is designed to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and rewarding executives for achieving corporate and individual objectives. The executive compensation program is also designed to provide compensation opportunities that attract and retain the services of qualified executives in the highly competitive marketplace. For fiscal year 2004, the company’s executive compensation program was comprised of three principal components: base salary, cash bonus incentives and long-term incentive opportunities through stock option grants. The levels of base salary, cash bonus incentives and stock option grants to the chief executive officer and the executive officers were established prior to the initial public offering under their respective employment agreements discussed elsewhere in this proxy statement.

Base Salary

Base salary levels for the chief executive officer and the other executive officers are generally intended to compensate executives at salary levels of comparable companies. Base salaries are determined on an individual basis by evaluating each executive’s scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Base salaries for executives are reviewed annually by the compensation committee and if appropriate the compensation committee recommends adjustments to the board for determination. Prior to the initial public offering the board of directors determined the minimum base salary levels which were set forth in employment agreements that became effective at the time of the initial public offering. The base salaries paid to the chief executive officer and the executive officers in fiscal 2004 are set forth in the Salary column of the Summary Compensation Table of this proxy statement.

Performance Bonus Incentives

Performance bonuses tied to the company’s performance are a component of executive compensation and are designed to motivate the executive to focus on the company’s performance for the fiscal year. The employment agreements of the chief executive officer and certain executive officers provide for performance based bonus payments in cash and/or stock if the company meets certain EBITDA targets pursuant to the five-year performance based bonus plan which was approved by shareholders prior to the initial public offering. The performance based bonus plan is disclosed elsewhere in this proxy. The compensation committee from time to time may also award discretionary bonuses to the chief executive officer and certain executive officers based upon performance. The bonuses paid to the chief executive officer and the executive officers in fiscal 2004 are set forth in the Bonus column of the Summary Compensation Table of this proxy statement.

Long-Term Incentives

The compensation committee administers RTS’s stock option plans which were approved by shareholders prior to the initial public offering. Long-term incentives are provided to the chief executive officer and the executive officers through stock option grants which have value to executives only through stock appreciation over time. Grants to the chief executive officer and the executive officers of stock options are an important component of the company’s compensation mechanism and are designed to motivate the executive to manage the

Company from the perspective of an owner of the company. Prior to the initial public offering the board of directors determined the granting of stock options for fiscal year 2004 which became effective upon the initial public offering. The number of stock options granted to the chief executive officer and the executive officers in fiscal 2004 are set forth in the Option Grants in Last Fiscal Year table of this proxy statement.

CEO Compensation

Daniel E. Dosoretz, M.D. was the company’s chief executive officer during fiscal year 2004. Dr. Dosoretz’ executive compensation was determined by the terms of an executive employment agreement entered into prior to the initial public offering and in fiscal year 2004 he was paid a salary of $584,619, performance bonuses of $678,971 and a stock option grant of 600,000 shares at an exercise price equal to the initial public offering price of $13 per share. The stock options vest over a three-year period. Dr. Dosoretz was also paid separate compensation for medical services under a separate physician employment agreement. All of the cash compensation paid to Dr. Dosoretz in fiscal year 2004 is set forth in the Summary Compensation Table of this proxy statement. Dr. Dosoretz is a member of the board of directors and subsequent to the initial public offering does not participate in board deliberations concerning his own compensation.

Executive Compensation Tax Deductibility

Section 162(m) generally disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers, unless compensation is solely performance-based. In addition, a transition rule is afforded so that certain compensation paid by a corporation that becomes subject to Section 162(m) by reason of becoming a public company will not be subject to the deduction limit during a prescribed transition period. While it is the compensation committee’s general policy to qualify, to the maximum extent possible, its executives’ compensation for deductibility under applicable tax laws, it reserves the authority to award non-deductible compensation under circumstances it believes to be appropriate.

COMPENSATION COMMITTEE

Herbert F. Dorsett

Ronald E. Inge

James Charles Weeks

STOCK PRICE PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder returns for our common stock with the performance of the CRSP Total Returns Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Health Services Stocks Index. The graph assumes the investment of $100 on June 21, 2004, the date of our initial public offering, and ending on December 31, 2004. The calculations of cumulative shareholder return on the Nasdaq Stock Market Index and the Nasdaq Health Services Stocks Index include reinvestment of dividends, however the calculation related to our common stock does not include such because we did not pay dividends during the measurement period. The performance shown in the graph is not necessarily indicative of future performance.

Comparison of Cumulative Total Return Among

Radiation Therapy Services, Inc. Common Stock,

Nasdaq Stock Market (U.S. Companies) Index

and Nasdaq Health Services Stocks Index

	06/21/2004	12/31/2004
Radiation Therapy Services, Inc.	$100	$121.0
Nasdaq Stock Market (U.S.)	$100	$109.6
Nasdaq Health Services Stocks	$100	$107.7

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

For the fiscal year ended December 31, 2004, we believe, based solely on a review of Forms 3, 4 and 5 (including amendments), that all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934 relating to us were timely made with the exception of an inadvertent late filing of a Form 3 for director Weeks with respect to his holdings of 1,000 shares of our stock as of August 11, 2004, the date he became a director.

Shareholder Proposals for the Next Annual Meeting

Any shareholder who intends to present a proposal at the annual meeting in the year 2006, or include a proposal in the proxy statement, must deliver the proposal to our corporate secretary at 2234 Colonial Boulevard, Fort Myers, Florida 33907:

•	not later than December 2, 2005, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	not later than January 31, 2006, if the proposal is submitted other than pursuant to Rule 14a-8, in which case we are not required to include the proposal in our proxy materials.

Matters Not Determined at Time of Solicitation

The board of directors does not know of any matters, other than those referred to in the accompanying notice for the meeting, to be presented at the meeting for action by the shareholders. However, if any other matters are properly brought before the meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

2004 Annual Report

On February 18, 2005, we filed with the Securities and Exchange Commission our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Copies of our 2004 Form 10-K may be obtained without charge by writing to: Radiation Therapy Services, Inc., 2234 Colonial Boulevard, Fort Myers, Florida 33907; Attention: Investor Relations or by accessing the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

James H. Rubenstein, M.D.

Secretary

Fort Myers, Florida

April 1, 2005

Appendix A

AUDIT COMMITTEE CHARTER

OF

RADIATION THERAPY SERVICES, INC.

I.	Purpose

This Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors of Radiation Therapy Services, Inc. (the “Company”). The primary objectives of the Committee are to represent and assist the Board in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s outside auditor.

II.	Organization and Procedures

The Committee shall be appointed by the Board. The Committee shall consist of at least three (3) members, each of whom shall satisfy the applicable independence and other applicable requirements of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market, Inc. (“Nasdaq”). The Board shall designate one member as chairperson or delegate the authority to designate a chairperson to the Committee.

Each member of the Audit Committee must be financially literate and at least one member must have past employment experience in accounting or finance, requisite professional certification in accounting, or such other comparable experience or background which results in the individual’s financial sophistication including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, at least one member of the Audit Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with SEC and Nasdaq rules.

The Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Committee shall determine. The majority of the members of the Audit Committee shall constitute a quorum. Periodically, the Committee shall meet separately in executive session with each of management, the principal internal auditor of the Company, and the outside auditor. The Committee shall report regularly to the full Board of Directors with respect to its activities.

The Committee will review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

III.	Duties and Responsibilities

The Committee shall:

a.	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the work of the outside auditor. In this regard, the Committee shall appoint and retain, subject to ratification by the Company’s shareholders, compensate, evaluate, and terminate, when appropriate, the outside auditor, which shall report directly to the Committee.

b.	Obtain and review, at least annually, a report by the outside auditor describing: the outside auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the outside auditing firm, and any steps taken to deal with any such issues.

c.	Review and approve in advance all audit services to be provided by the outside auditor.

d.	Review and approve in advance all permissible non-audit services to be provided by the outside auditor.

e.	At least annually, (i) consider the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, (ii) obtain and review a formal written statement from the outside auditor, consistent with Independence Standards Board Standard 1, describing any relationships between the outside auditor and the Company or any other relationships that may adversely affect the objectivity, independence of the auditor, (iii) actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and (iv) take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditor.

f.	Review and discuss with the outside auditor: (i) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the outside auditor’s activities or on access to requested information, and any significant disagreements with management; and (ii) any reports of the outside auditor with respect to interim periods.

g.	Review and discuss with management and the outside auditor the annual audited and quarterly unaudited financial statements of the Company, including: (i) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and receive reports from the outside auditor as required by SEC rules.

h.	Recommend to the Board based on the review and discussion described in paragraphs (e) – (g) above, whether the financial statements should be included in the Annual Report on Form 10-K.

i.	Review and discuss the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Committee by the outside auditor or management.

j.	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

k.	Review and approve with the principal internal auditor of the Company the scope and results of the internal audit program.

l.	Review and discuss corporate policies and procedures with respect to earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies.

m.	Review and discuss the Company’s policies with respect to risk assessment and risk management.

n.	Oversee the Company’s compliance systems with respect to legal and regulatory requirements, review the Company’s Code of Ethics and monitor compliance with such Code.

o.	Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

p.	Establish policies for the hiring of employees and former employees of the outside auditor.

q.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

r.	Review and approve in advance any related party transaction.

s.	Undertake all other specific duties and responsibilities otherwise not set forth above which are required under applicable SEC and Nasdaq rules.

To the extent permitted by applicable law, the Committee may delegate duties and responsibilities to its individual members or sub-committees

IV.	Committee Authority

The Committee shall have the authority to conduct studies or authorize investigations into matters within the Committee’s scope of duties and responsibilities and may retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Committee in the performance of its functions and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors.

V.	Adoption and Posting on Website

This Charter was adopted by the Board on April 15, 2004 and shall be posted on the Company’s website.

RADIATION THERAPY SERVICES, INC.

Annual Meeting

of

Shareholders

May 6, 2005

10:00 a.m.

Radiation Therapy Services, Inc.

2234 Colonial Boulevard

Fort Myers, FL 33907

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR

PROXY BY MAIL

Ú    FOLD AND DETACH HERE    Ú

— — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —

RADIATION THERAPY SERVICES, INC.

Proxy Solicited on Behalf of the Board of Directors for May 6, 2005 Annual Meeting of Shareholders.

The undersigned hereby appoints James H. Rubenstein, M.D. and Michael J. Katin, M.D., or either of them, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all of the shares of common stock of Radiation Therapy Services, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

(Change of Address)
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)
This proxy is continued, and must be signed and dated, on the REVERSE SIDE

Annual Meeting of

Shareholders

May 6, 2005

10:00 A.M.

RADIATION THERAPY SERVICES, INC.

2234 COLONIAL BOULEVARD

FORT MYERS FL 33907

You can submit your proxy by mail

BY MAIL

Mark, sign and date your

proxy card and return it in

the enclosed envelope to:

Wachovia Bank, N.A.

Attn: Proxy Tabulation

NC-1153 P.O. Box 563994

Charlotte, NC 28256-9912

Ú    FOLD AND DETACH HERE    Ú

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — —

☒	Please mark your votes as in this example.

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is specified, this proxy will be voted FOR the nominees listed below and FOR proposal 2 as recommended by the Board of Directors.

The Board of Directors recommends that you vote FOR both proposal 1 and proposal 2.

		FOR*	WITHHOLD AUTHORITY FOR ALL	NOMINEES:			FOR		AGAINST	ABSTAIN
1.	To elect three Directors to serve on our board of directors;	☐	☐	(01) Michael J. Katin, M.D. (02) Ronald E. Inge (03) James Charles Weeks	2.	To ratify the appointment of Ernst & Young LLP		☐	☐	☐
* Except withhold authority to vote for the following nominee(s):					3.	In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournment or postponement thereof.

						Change of address on reverse side	☐

Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative capacity,
					please give full title as such.

					SIGNATURE(S)					DATE